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                               NOBILITY HOMES INC.

     P.O. BOX 1659 OCALA, FLORIDA 34478 352-732-5157 www.nobilityhomes.com


                    NOBILITY HOMES ANNOUNCES INCREASED SALES
                    AND EARNINGS FOR ITS SECOND QUARTER 2004

         Ocala, FL...June 3, 2004-- Today Nobility Homes, Inc. (NASDAQ: NOBH) announced sales and earnings results for its second quarter ended May 1, 2004. Sales for the second quarter were up 57% to $13,112,600 as compared to $8,354,762 recorded in second quarter of 2003. Income from operations increased 79% to $1,603,834 versus $895,972 in the same period a year ago. Net income after taxes was up 45% to $1,153,357 as compared to $794,782 for the same period last year. Diluted earnings per share for the second quarter improved 40% to $0.28 per share compared to $0.20 per share last year.
         For the first six months of fiscal 2004, sales increased 38% to $23,310,841 as compared to sales of $16,837,177 in the first six months of last fiscal year. Income from operations for the first six months improved 50% to $2,605,845 versus $1,734,359 in the same period last year. Net income increased 39% to $1,937,238 versus last year's results of $1,395,365. Diluted earnings per share were up 34% to $0.47 per share versus last year's six months results of $0.35 per share.
         Nobility's financial position continued to improve during the second quarter of 2004 and remains very strong with cash and cash equivalents, short and long-term investments of $17,435,826 and no outstanding debt. Working capital is $15,140,706 and our ratio of current assets to current liabilities is 3.6:1. Stockholders' equity increased to $28,475,474 and the book value per share of common stock increased to $7.09. The Company did not purchase any shares of its common stock during the second quarter of 2004 but is authorized by the Company's Board of Directors to purchase up to 100,000 additional shares of the Company's stock in the open market.
         "Second quarter sales of fiscal 2004 were very strong even with tight retail credit standards still evident; improving, but high unemployment; and uncertain economic conditions present in our country. Latest three-month manufactured housing industry shipments nationwide declined an estimated 6% and industry shipments in Florida, our primary market, were up an estimated 6%", President Terry Trexler said.
         Trexler continued, "Although Nobility continues to out-perform the industry, in the near term we anticipate continued pressure on both sales and earnings resulting from these factors, plus many recent price increases in lumber, OSB, sheetrock, steel and oil related products and services. Management is optimistic for the remainder of fiscal 2004, convinced that our specific geographic market is one of the best long-term growth areas in the country and because of the strong operating leverage inherent in the Company. With an improving economy, better consumer confidence, declining unemployment claims, and increasing but still low interest rates in 2004, management expects the demand for our homes to improve. The Company is well positioned to capitalize on the demand in the future by controlling the retail distribution, financing, and insuring of our homes and by being financially sound to take advantage of opportunities as they develop."
         Nobility Homes, Inc. has specialized for the past 37 years in the design and production of quality, affordable manufactured homes at its two plants located in central Florida. With 17 Company owned retail sales centers, a finance company joint venture, and an insurance subsidiary, Nobility is the only vertically integrated manufactured home company headquartered in Florida.

         MANAGEMENT WILL HOLD A CONFERENCE CALL ON THURSDAY, JUNE 3, 2004, AT 4:30 PM EASTERN TIME. TO PARTICIPATE, PLEASE DIAL 888-231-7417. THE CONFIRMATION CODE FOR THE CALL IS 493879 YOU MAY ALSO ACCESS THE CALL AT www.nobilityhomes.com
OR http://www.firstcallevents.com/service/ajwz407242971gf12.html
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Certain statements in this report are forward-looking statements within the meaning of the federal securities laws, including our statement that working capital requirements will be met with internal sources. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchases, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, and the impact of marketing and cost-management programs.